Exhibit 1

ASX Release 14 December 2023 Results of 2023 Annual General Meeting In accordance with ASX Listing Rule 3.13.2 and section 251AA of the Corporations Act 2001 (Cth), the results of Westpac Banking Corporation’s 2023 Annual General Meeting are attached. All resolutions put to the AGM were decided by way of poll. For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000

WESTPAC BANKING CORPORATION

RESULT OF ANNUAL GENERAL MEETING (ASX REPORT)

ANNUAL GENERAL MEETING
Thursday, 14 December, 2023

As required by section 251AA(2) of the Corporations Act 2001 (Commonwealth) the following statistics are provided in respect of each resolution on the agenda.

Resolution Voted on at the meeting			Proxy Votes (as at proxy close)				Direct vote (as at proxy close):		Total votes cast in the poll (where applicable)			
No	**Short Description**	**Strike Y/N/NA**	***For***	***Against***	***Discretionary (open votes)***	***Abstain***	**For**	**Against**	***For***	***Against***	***Abstain *****	***Result***
2	REMUNERATION REPORT	N	1,393,981,474 88.25%	120,326,104 7.62%	13,479,480 0.85%	7,212,336	36,463,980 2.31%	15,400,929 0.97%	1,444,123,945 91.39%	136,008,752 8.61%	7,244,350	Carried
3	GRANT OF EQUITY TO MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER	NA	1,472,555,161 93.04%	44,578,786 2.82%	13,451,286 0.85%	4,285,782	34,944,710 2.21%	17,156,109 1.08%	1,521,340,624 96.08%	62,010,354 3.92%	4,347,420	Carried
4A	TO ELECT TIM BURROUGHS AS A DIRECTOR	NA	1,516,699,404 95.82%	1,245,399 0.08%	13,566,358 0.86%	4,281,433	46,948,175 2.97%	4,331,891 0.27%	1,577,853,327 99.65%	5,617,921 0.35%	4,328,411	Carried
4B	TO ELECT MICHAEL ULLMER AO AS A DIRECTOR	NA	1,468,739,470 92.75%	49,231,391 3.11%	13,554,374 0.86%	3,705,787	46,764,644 2.95%	5,185,547 0.33%	1,529,699,000 96.56%	54,456,447 3.44%	3,752,765	Carried
4C	TO ELECT STEVEN GREGG AS A DIRECTOR	NA	1,472,632,830 93.16%	42,713,486 2.70%	13,535,129 0.86%	6,377,340	46,636,694 2.95%	5,287,389 0.33%	1,533,474,942 96.96%	48,025,829 3.04%	6,409,096	Carried
5	WESTPAC CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN	NA	1,383,376,572 88.78%	110,146,314 7.07%	13,454,105 0.86%	28,810,841	41,619,257 2.67%	9,614,361 0.62%	1,438,976,673 92.31%	119,928,143 7.69%	28,843,633	Carried
6A	AMENDMENT TO THE CONSTITUTION	NA	89,372,992 5.77%	1,393,436,308 90.03%	14,033,985 0.91%	39,269,749	6,105,222 0.39%	44,734,456 2.89%	95,652,781 6.18%	1,452,558,781 93.82%	39,451,375	Not Carried
6B	TRANSITION PLAN ASSESSMENTS	NA	336,555,569 21.49%	1,164,473,203 74.36%	14,106,582 0.90%	20,950,394	6,044,750 0.39%	44,728,868 2.86%	Not put to meeting	Not put to Meeting	Not put to Meeting	

** - Note that votes relating to a person who abstains on an item are not counted in determining whether or not the required majority of votes were cast for or against that item

Printed: 14/12/2023 This report was produced from the Link Market Services Meeting System Page 1 of 2

Resolution proposed but not put to the meeting No. Short Description Reason(s) for not putting to the meeting 6B TRANSITION PLAN ASSESSMENTS Transition Plan Assessments – Resolution 6(b) was not put to the meeting as it was contingent on Resolution 6(a) being passed as a special resolution Printed: 14/12/2023 This report was produced from the Link Market Services Meeting System Page 2 of 2